DIREXION SHARES ETF TRUST

DIREXION DAILY JUNIOR GOLD MINERS BULL 3X SHARES (JNUG)
DIREXION DAILY RUSSIA BULL 3X SHARES (RUSL)

Supplement dated November 25, 2014 to the
Summary Prospectus, Prospectus and Statement of Additional Information ("SAI")
dated February 28, 2014, as last supplemented September 2, 2014

The Board of Trustees of Direxion Shares ETF Trust ("Trust") has approved a reverse split of the issued and outstanding shares of the Direxion Daily Junior Gold Miners Bull 3X Shares and Direxion Daily Russia Bull 3X
Shares (each a "Fund" and collectively, the "Funds").

After the close of the markets on December 22, 2014, the Funds will affect reverse splits of their issued and outstanding shares as follows:

Fund Name
Reverse Split Ratio
Approximate decrease in
total number of
outstanding shares
Direxion Daily Junior Gold Miners Bull 3X Shares
1 for 10
90%
Direxion Daily Russia Bull 3X Shares
1 for 6
83%

As a result of this reverse split, every ten or six shares of a Fund will be exchanged for one share as indicated in the table above.  Accordingly, the total number of the issued and outstanding shares for the Funds will decrease by the approximate percentage indicated above.  In addition, the per share net asset value ("NAV") and next day's opening market price will be approximately ten- or six-times higher for the Funds.  Shares of the Funds will begin trading on NYSE Arca, Inc. ("NYSE Arca") on a split-adjusted basis on December 23, 2014 (the "Effective
Date").

The next day's opening market value of the Funds' issued and outstanding shares, and thus a shareholder's investment value, will not be affected by the reverse split.  The tables below illustrate the effect of a hypothetical one for ten and one for six reverse split anticipated for the Funds, as applicable and described above:

1 for 10 Reverse Split
Period
# of Shares Owned
Hypothetical NAV
Total Market Value
Pre-Split
120
$10
$1,200
Post-Split
12
$100
$1,200

1 for 6 Reverse Split
Period
# of Shares Owned
Hypothetical NAV
Total Market Value
Pre-Split
120
$10
$1,200
Post-Split
20
$60
$1,200

The Trust's transfer agent will notify the Depository Trust Company ("DTC") of the reverse split and instruct
DTC to adjust each shareholder's investment(s) accordingly.  DTC is the registered owner of the Funds' shares and maintains a record of the Funds' record owners.

Redemption of Fractional Shares and Tax Consequences for the Reverse Split
As a result of the reverse split, a shareholder of a Fund's shares potentially could hold a fractional share.
However, fractional shares cannot trade on the NYSE Arca.  Thus, a Fund will redeem for cash a shareholder's fractional shares at the Fund's split-adjusted NAV as of the Record Date.  Such redemption may have tax implications for those shareholders and a shareholder could recognize a gain or loss in connection with the redemption of the shareholder's fractional shares.  Otherwise, the reverse split will not result in a taxable transaction for holders of Fund shares.  No transaction fee will be imposed on shareholders for such redemption.

"Odd Lot" Unit
Also as a result of the reverse split, the Funds will have outstanding one aggregation of less than 50,000 shares to make a creation unit, or an "odd lot unit."  Thus, the Funds will provide one authorized participant with a one-
time opportunity to redeem the odd lot unit at the split-adjusted NAV or the NAV on such date the authorized participant seeks to redeem the odd lot unit.

* * * * *

Please retain a copy of this Supplement with your Summary Prospectus, Prospectus and SAI.